Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-4 of our report dated March 24, 2022, (which includes explanatory paragraphs relating to the correction of certain misstatements related to the February 23, 2021 financial statement and CF Acquisition Corp. VI’s ability to continue as a going concern), relating to the financial statements of CF Acquisition Corp. VI, which is contained in that Registration Statement. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
June 17, 2022